Exhibit 5.1

[BAKER & HOSTETLER LETTERHEAD]

May 11, 2011

TransDigm Group Incorporated

1301 East 9th Street, Suite 3000

Cleveland, Ohio 44114

Ladies and Gentlemen:

We have acted as counsel to TransDigm Group Incorporated, a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about May 11, 2011, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 4,000,000 additional shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the TransDigm Group Incorporated 2006 Stock Incentive Plan, as amended (the “Plan”).

We have examined copies of the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, as amended, the Plan, the Registration Statement, all relevant resolutions adopted by the Company’s Board of Directors, and such other records and documents that we have considered necessary for the purpose of this opinion. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials. In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures on all documents examined by us, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as copies, and the authenticity of all such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares to be issued by the Company under the Plan, when duly issued, sold and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Ohio, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ BAKER & HOSTETLER LLP